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                                                                    Exhibit 23.1
                         Independent Auditors' Consent


The Managers of
Nestle Ice Cream Company, LLC

We consent to the incorporation by reference in the registration statement (No. 333-106552) on Form S-8 of Dreyer's Grand Ice Cream Holdings, Inc. of our report dated January 17, 2003, except as to note 3, which is as of June 13, 2003, with respect to the consolidated balance sheets of Nestle Ice Cream Company, LLC as of December 31, 2002 and 2001, and the related consolidated statements of operations, members' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the form 8-K/A of Dreyer's Grand Ice Cream Holdings, Inc. dated July 21, 2003.

/s/ KPMG LLP

San Francisco, California
July 21, 2003